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                                                             Exhibit (d)(2)(ii)

                    HARRIS ASSOCIATES LARGE CAP VALUE FUND
                 Amendment No. 1 to the Sub-Advisory Agreement
                           (Harris Associates L.P.)

                                 July 1, 2005

   Pursuant to Section 11 of the Sub-Advisory Agreement (the "Agreement") dated October 29, 2002 among IXIS Advisor Funds Trust II (formerly, CDC Nvest Funds Trust II), with respect to its Harris Associates Large Cap Value Fund series (the "Series"), IXIS Asset Management Advisors L.P. (formerly, CDC IXIS Asset Management Advisers, L.P.) (the "Manager") and Harris Associates L.P. (the "Sub-Adviser"), the Agreement is hereby amended by deleting Section 7 and replacing it with the following:

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid at the annual rate of 0.45% of the first $250 million of the average daily net assets of the Series and 0.40% of such assets in excess of $250 million (or such lesser amount as the Sub-Adviser may from time to time agree to receive). Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement.

IXIS ASSET MANAGEMENT ADVISORS, L.P.
By: IXIS Asset Management DistributionCorporation, its general partner

By:    /s/ JOHN T. HAILER
       ---------------------------------
Name:  John T. Hailer
Title: President and Chief Executive Officer

HARRIS ASSOCIATES L.P.
By: Harris Associates Inc., its general partner

By:    /s/ JOHN RAITT
       ---------------------------------
Name:  John Raitt
Title: President and CEO

IXIS ADVISOR FUNDS TRUST II
On behalf of its Harris Associates Large Cap ValueFund series

By:    /s/ John T. Hailer
       ---------------------------------
Name:  John T. Hailer
Title: President